Exhibit 10.6

GF-1999-0201

Contract No.:

Construction Contract

Name of Project: Hongri Industry Zone

Address of Project: Economic Development Zone of Taihu County

Made by: Ministry of Housing and Urban-Rural Development of People’s Republic of China State Administration for Industry and Commerce of the People's Republic of China

Supervised by : Anhui Bureau Housing and Urban-Rural Development and Anhui Administration for Industry and Commerce

Part I Agreement

Employer (full name): Hongri (Fujian) Sporting Goods Co., Ltd.

Contractor (full name): Anqing City Zhong Fang Architectural Installment Engineering Company.

Both parties, in accordance with the Contract Law of People’s Republic of China, the Construction Law of People’s Republic of China and relevant laws and administrative regulations, and in compliance with the principles of equality, voluntariness, equity and good faith, negotiate to an agreement for this project and enter into this Contract.

IV.	General Information of the Project

Project Name: Hongri (Fujian) Sporting Goods Co., Ltd. Taihu County Economic Development Industry Zone.

Project Location: Longshan Road Economic Development District Taihu County

Project Content: General contraction of the construction

The list of projects contracted by contractor (Schedule 1) shall be attached, if the project is a group project.

Project Approval No.:_____________________

Fund Resource: self founded

V.	Project Scope

Project Scope: shall carry out the construction according to the designed blueprint.

VI.	Project Period

Commencement Date: prior to December 31, 2010

Completion Date: December 31, 2012

The total calendar days of the project period is 730 days.

VII.	Quality Standards

The quality standards of the project is qualified.

VIII.	Contract Price

Amount (In capital): RMB One Hundred and Eighteen Million Three Hundred and Eighty Thousand and Five Hundred and Seventy

¥118,380,570

IX.	Components Documents of the Contract

The components documents of the contract are as follows:

1.	The Agreement of the Contract

2.	The notice for acceptance of tender

3.	Tender book and its attachments

4.	Particular Articles of the Contract

5.	General Articles of the Contract

6.	Standard and specification documents and other relevant technology documents

7.	Drawing set

8.	Project loads list

9.	Project quotation sheets or budget book

Any written agreements and documents regarding the negotiation and amendment of the project shall be deemed as the components of the Contract.

X.	The relevant terms in this Agreement shall have the same definition as those respectively defined in the General Articles as the Part II of the Contract.

XI.

The contractor promises to the employer that he shall carry out and complete all of the construction works according to the Contract and will undertake the responsibility of quality warranty for the project within the quality warranty period.

XII.	The employer promises to the contractor that he shall pay contract price and other payable amounts to the contractor according to the payment terms and methods as agreed in the Contract.

XIII.	Effectiveness of the Contract

The Contract is signed on: December 20, 2010

The Contract is signed at: Economic Development Zone of Taihu County.

Both parties agree that the Contract will be effective upon affixed with chop.

Employer: (chop)	Contractor: (chop)
Address:	Address:
Legal Representative:	Legal Representative:
Authorized Person:	Authorized Person:
Tel:	Tel:
Fax:	Fax:
Account Opening Bank:	Account Opening Bank:
Account Number:	Account Number:
Post Code:	Post Code:

Witnessed by Administration for Industry and Commerce:	Registration with Bureau of Housing and Urban Rural Construction
(Witness chop)	(Chop)
Handling Person:	Handling Person:

Part II General Articles

I.	Definitions and Contract Documents

1.	Definitions

The following words shall have the definition as defined in this article unless otherwise stipulated in this contract.

1.1	General Articles: They are made according to laws, regulations and requirements of the project construction, usually are used as the terms of project construction.

1.2

Particular Articles: They are made by employer and contractor according to laws, administrative regulations, based on the factual requirements of the project, employer and contractor negotiate to an agreement on the articles, they are specific, supplement and amendment articles to general articles.

1.3	The Employer: The party as specified in the Agreement which is qualified to be the project employer and is able to pay the contract price, and the legal successor to the title of the party.

1.4	The Contractor: The Party as specified in the Agreement that is qualified for contracting construction project and it accepted by the Employer, and the legal successor to the title of the party.

1.5	The Project Manager: The representative as appointed by the contractor to be responsible for the construction management and performance of the contract.

1.6	The Designer: The company entrusted by the Employer to be responsible for the design of this Project, who has obtained the relevant qualification certificate for project design.

1.7	The Supervisor: The Company entrusted by the Employer to be responsible for the supervision of this Project, who has obtained the relevant qualification certificate for project supervision.

1.8

The Engineers: The general supervision engineer appointed by the Supervisor and representative who will be responsible for the performance of the Contract appointed by Employer, Their identity and authority will be specified by the Employer and the Contractor in the Particular Articles of the Contract.

1.9

The Project Price Governing Authority: The relevant department of the State Council, the construction administrative departments of the local government at or above the county level or the project price governing institute as authorized by the above mentioned departments.

1.10	The Project: The project within the construction scope agreed in this agreement by the Employer and the Contractor.

1.11

The Contract Price: The amount specified in this Agreement by both Parties that the Employer shall pay to the Contractor provided that the Contractor has completed all the works within the contract scope and undertaken the responsibility of quality warranty.

1.12

The Additional Contract Price: In case the Contract Price needs to be increased during the performance of the Contract, the increasing part shall be calculated according to the method agreed by both Parties after the confirmation and approval of the Employer.

1.13	Expenses: The economic expenditure excluded in the Contract Price and to be born by either the Employer or by the Contractor.

1.14	Project Period: The contracting days that are specified in the Agreement by both Parties and are calculated as per calendar days (including all weekends and statutory holidays).

1.15	The Commencement Date: The date on which the Contractor commences the construction hereunder as specified in the agreement.

1.16	The Completion Date: The absolute or relative date on which the Contractor completes the works under the contract scope as specified in the agreement.

1.17

The Drawings: Any and all the drawings satisfactory to the construction requirements of the Contractor (including accessorial instructions and related materials), which are presented by the Employer or presented by Contractor and Approved by Employer.

1.18	The Site: The site provided by the Employer for the purpose of executing the Project and any other place specified by the Employer in the Drawings for the purpose of executing the Project.

1.19

In writing or written: The form where the contents it carries can be tangibly represented, such as agreements, letters and digital documents (including telegrams, telexes, facsimiles, electronic data interchange and e-mails), etc.

1.20	Liability for Breach: The liability to be taken by either Party who fails to fulfill the contractual duties or fails to perform its contractual duties in compliance with the Contract.

1.21

Claim: The claim against the other Party for economic compensation and/or extending the Project Period for the actual losses that are caused not due to his fault, but due to a reason attributable to the other Party during the performance of this Contract.

	1.22	Force Majeure: Any objective situation that is unforeseeable, unavoidable or unconquerable.

1.23

Hour or Day: in the Contract, where a period is specified to be calculated by hour, the period shall be calculated from the effective commencement of the event (the break time shall not be deducted); where a period is specified to be calculated by day, the day of commencement shall not be included, and the calculation shall start from the following day. Where the final day of a time limit falls on a public holiday or other statutory holidays, the day after the holiday shall be deemed to be the final day of the time limit, but this shall not apply to the case of Completion Date. Closing time for the final day of a time limit shall be midnight 24:00.

2.	Contract Documents and Interpretation Priority

	2.1	The documents of the Contract shall be taken as mutually explanatory and interpretable of one another. The priority for interpretation shall be as follows:

	(1)	The Agreement

	(2)	The Notice of Acceptance of Tender

	(3)	Tender book and its attachments

	(4)	Particular Articles of the Contract

	(5)	General Articles of the Contract

	(6)	Standard, specification documents and other relevant technology documents

	(7)	Drawings

	(8)	Project loads list

	(9)	Project Quotation list and budget book

Any written agreements and documents regarding the negotiation and amendment of the project shall be deemed as the components of the Contract.

2.2

If there is any ambiguity or inconsistency in the Contract Documents, it is shall be settled through negotiation between Employer and Contractor without impact of the normal progress of the Project. Both parties may also submit the ambiguity or inconsistency to the engineer who is responsible for the supervision to interpret. If both parties fails to reach an agreement or do not agree submit the submit the ambiguity or inconsistency to the engineer to interpret, then the interpretation of the ambiguity or inconsistency shall be settled according to the Article 37 in the General Articles regarding disputes settlement.

3.	Language and Applicable Laws, Standards and Specifications.

	3.1	Language

The Contract Documents shall be written, explained and interpreted in Chinese. In case of contract documents are requested to be written more than 2 kinds of language (including 2 languages) in the Particular Articles, Chinese shall be the standard language to interpret and explain the Contract.

In the minority area, both parties may agree use minority language to write, explain and interpret the Contract.

	3.2	Applicable Laws and Regulations

The Contract Documents shall be governed by state laws and administrative regulations. The laws and administrative regulations need to be explicit states shall be specified in the Particular Articles by both parties.

	3.3	Applicable Standards and Specifications

Both Parties shall specify the names of the applicable national standards and specifications in the Particular Articles; if there are no national standards and specifications but industry standards and specifications, the parties shall specify the names of the applicable industry standards and specifications; if there are no national and industry standards and specifications, the parties shall specify the name of the local standards and specifications to be applied where the project is located. The Employer shall provide the Contractor with two sets of agreed standards and specifications according to the Particular Articles.

In case there are no relevant standards and specifications in the domestic, the Employer shall give the construction requirements to the Contractor according to the time limit specified in the Particular Articles, Contractor shall provide the construction process within the specified time and requirements, and then execute the process upon the recognition of Employer. In case Employer requests apply the foreign standards and specifications, the Employer shall provide Chinese version of the foreign standards and specifications.

All the Expenses for purchasing and translating the standards and specification or making out construction process shall be borne by the Employer.

4.	Drawings

	4.1	The Employer shall provide the Contractor with drawings according to the time and sets specified in the Particular Articles. If the Contractor requests additional copy of the Drawings, the Employer shall duplicate it for Contractor at the Contractor’s cost. If Employer requests Contractor to keep the Project in confidential, he shall specify the confidential requirement in the Particular Articles, and the confidential measures shall be borne by Employer, the Contractor shall perform the confidentiality duty at specified time.

	4.2	The Contractor must not provide the Drawings to any third party without the Employer's approval. When the quality warranty period of the Project expires, the Contractor shall return all of the Drawings to the Employer except for those for the Contractor's filing.

	4.3	The Contractor shall keep a full set of the Drawings at the construction Site for the use of Project inspection by the Engineers and the Employer's Personnel.

II.	The General Rights and Obligations of Parties

5.	Engineers

	5.1	If the Project supervision applied, the Employer shall notice the Contractor the Supervisor’s name, supervision contents and supervision authority in the written form prior the date of execution of the supervision.

	5.2	The general supervision engineer appointed by Supervisor shall be called Engineers in the Contract, Employer and Contractor shall specify the Engineers’ names, titles and authorities in the Particular Articles. Engineers shall perform his authority according to the Contract, if the Employer requests that the Engineer shall obtain his approval before his performance of the authority in the Particular Articles, the Employer shall obtain the approval first.

	5.3	The representative who is responsible for the performance of the Contract appointed to the Site by Employer also is the Engineer under the Contract, Employer shall specify the Engineers’ names, titles and authorities in the Particular Articles, but the representative’s authority shall not be crossed with the authorities of general supervision engineer appointed by Supervisor. If the authorities of general supervision engineer and representative are intercrossed or uncertain, the Employer shall specify the authorities and notice Contractor in written form.

	5.4	During the performance of this Contract, in case any event affecting the rights or obligations of the Employer and the Contractor occurs, the Supervision Engineer in charge of supervision shall handle objectively and fairly such event in accordance with his rights as specified in this Contract. If either Party disputes the decision of the Supervision Engineer, it shall be solved in accordance with Article 37 of the Contract in respect of dispute settlement.

5.5

The Engineers shall have no rights to terminate any of the Contractor's rights or obligations as agreed in the Contract, unless otherwise stipulated clearly in this Contract or approved by the Employer.

5.6

In case the supervision not applied, the Engineers under the Contract shall exclusive mean the representatives appointed by Employer to the Site to perform the Contract, and their authorities shall be specified in the Particular Articles by Employer.

6.	Appointment and Instruction of the Engineers

6.1

Engineers may appoint the engineer representatives to perform the Engineers authorities agreed in the Contract, and may withdraw the appointment when it is necessary. The appointment and withdrawing shall be noticed to Contractor in the written form in 7 days advance. The Engineers who are responsible for the supervision shall notice the Employer with the appointment and withdrawing. appointment and withdrawing notices shall be the attachments of the Contract.

Any written documents sent to Contractor by the engineers’ representatives within the authorized scope of Engineers shall have the same force as the documents sent by Engineers. If the Contractor has any questions on the documents sent by engineers’ representatives, the Contractor may submit the documents to Engineers, the Engineers shall confirm. If there is mistake on the instruction sent by engineers’ representatives, Engineers shall collect it.

Except Engineers or engineers’ representatives, other personnel appointed to the Site by Employer shall have right to send instruction.

6.2

The instruction or notice from the Engineers shall be signed by the Engineers and sent to the Project Manager in writing, and shall be valid at the time when the Project Manager signs his personal signature and writes the receiving time on it. When necessary, the Engineers can make an oral instruction, which shall be confirmed in writing within 48 hours thereafter, and the Contractor shall implement the instruction. If the Engineers cannot provide his writing confirmation in a timely manner, the Contractor shall require the confirmation in writing within 7 days after the Engineers give the oral instruction. The oral instruction will be deemed as confirmed if the Engineers fail to reply within 48 hours after the Contractor submits a request for confirmation.

The Contractor considers that the Engineers' instruction is unreasonable, he must submit a proposal in writing to the Engineers for modifying the instruction within 24 hours after receiving the instruction, and the Engineers shall determine to modify the instruction or continue implementing the original instruction and notify the Contractor in writing thereof within 24 hours after receiving the Contractor's proposal. In case of emergency, the Contractor shall implement the Engineers' instruction which the Engineers require to be implemented immediately or which the Engineers determine to continue implementing in spite of the Contractor's disagreement on it. The additional Contract Price and actual loss to Contractor due to the wrong instruction shall be borne by Employer, the delayed Project Period shall be correspondently extended.

The Article shall applied to the case the instructions and notices sent by engineers’ representatives.

6.3

The Engineers shall provide the instruction approval required to Contractor and perform other duties timely as agreed in the Contract. If the Engineers fail to perform duties according to the Contract and result in delay of Project Period, the Employer shall be liable for payment of additional Project Price, and compensation of the Contractor’s actual loss and extending the delayed Project Period.

6.4

If there is need to replace the Engineers, the Employer shall notify Contractor in writing at least 7 days in advance on such replacement, The successor shall continue to exercise and perform the predecessor's rights and obligations as set out in the Contract.

7.	Project Manager

	7.1	The name and title of Project Manager shall be specified in the Particular Articles.

7.2

A notice, request or demand issued by the Contractor according to this Contract shall be made in writing, signed by the Project Manager and delivered to the Engineers, and such notice, request and demand will only be valid after the Engineers sign their respective names and the receiving time on the return of the notice.

7.3

Project Manager shall organize the construction work in accordance with the construction organization design (the construction plan) confirmed by the Employer and the instructions given by the Engineers and/or the Employer's Representative according to this Contract. In case of emergency and when the Engineers and the Employer's Representative are not available, the Project Manager shall take emergency measures to ensure the safety of the workers, the properties and the Project, and submit a report to the Engineers and the Employer's Representative within 48 hours after such measures are taken. If the Employer or a third party is responsible for the occurrence of the emergency, the loss suffered by the Contractor shall be borne by the Employer, and the Project Period will be postponed accordingly. If the Contractor is responsible for the emergency, he shall bear the Expenses and the Project Period will not be postponed.

7.4

If the Contractor needs to replace the Project Manager, the Contractor must notify in writing to the Employer at least 7 days in advance about the replacement and such replacement shall be approved by the Employer. The successor shall continue to exercise and perform the predecessor's rights and obligations as set out in the Contract.

	7.5	The Employer may negotiate with Contractor to the replace the Project Manager deemed as incompetent by the Employer.

8.	Works to be done by the Employer

8.1	The Employer shall complete the following works according to the contents and time limited specified in the Particular Articles:

(1)	Complete the work for land confiscation, compensation for demolition of housing and for relocation of residents and leveling off the construction Site etc in order to make the Site meet the construction conditions; and the Employer shall continue to be responsible for solving any remaining problems arising out of the above issues after the commencement of the construction.

(2)	Connect the lines for supply of water, electricity and telecommunication necessary to the construction work from the outside of the Site into the Site and ensure such supplies during the course of construction.

(3)	Make available the roadways from the Site to the public roads so as to satisfy the transportation needs for the Project and ensure smooth transportation during the execution of Project.

(4)	Provide to the Contractor with the geologic and underground pipeline information of the Site, and be responsible for the truthfulness and accuracy of these information.

(5)	Complete the application and approval formalities for the Construction Permit, other approvals and permits necessary to the execution works, temporary land use, interruption of water supply, electricity supply, road traffic etc (except for the certificates to prove the Contractor's qualification).

(6)	Confirm the benchmark and Cartesian point of control, submit them to the Contractor in writing for an on-the-spot delivery and examination.

	(7)	Organize for the Contractor and the Designer to jointly examine the Drawings and deliver the design.

	(8)	Coordinate the work with respect to the protection of the underground pipelines near the Site, the adjacent buildings and structures (including preserved cultural relics) and ancient or precious trees, and bear the relevant Expenses.

	(9)	Other works shall be done by Employer, both parties shall specify in the Particular Articles.

8.2

Upon the request of the Employer, the Contractor must deal with part of or all the work stated in Article 8.1 for the Employer, and the related Expenses will be borne by the Employer, but the labor costs of the Contractor shall be borne by the Contractor.

8.3

If Employer fails to perform part of or all the duties stated in Article 8.1 and result in delaying of the Project Period or losses to Contractor, the Employer shall be liable for relevant losses of Contractor and postpone the delayed Project Period.

9.	Works to be done by the Contractor

	9.1	The Contractor shall complete the following works according to the contents and time limited specified in the Particular Articles:

	(1)	According to the Employer's entrustment, complete the design of the accessories to the Project within its design qualification level and business, and use the design after the confirmation of the Engineers, and the expenses shall be borne by Employer.

	(2)	Present the Engineers the weekly, monthly and yearly progress schedule and relevant progress statistics.

	(3)	Supply and maintain the lighting or other facilities used in daytime, and be responsible for safety guard according to the Project progress.

	(4)	Provide the temporary office venue, living housing and other facilities to the Employer at the Employer’s cost in accordance with quantity and requirements specified in the Particular Articles.

	(5)	Comply with rules regarding transportation, noise, environmental protection and safety of construction on the Site, promulgated by the relevant government authorities in charge and complete relevant formalities and notify the Employer of the formalities in writing. All the Expenses arising out thereof except penalty caused by the Contractor.

	(6)	With respect to the completed Project, the Contractor shall be responsible for protecting the completed part before delivery to the Employer. The Contractor shall repair any damages during the protection period at his own costs. In the Particular Articles, both Parties shall specify the parts of the Project requiring the Contractor's special protection measures and the Additional Contract Price entailed therefrom.

	(7)	Complete the work with respect to the protection of the underground pipelines beneath the Site, the adjacent buildings and structures (including preserved cultural relics) and ancient or precious trees.

	(8)	Ensure that the cleanness of the Site is in conformity with the relevant regulations in respect of environmental sanitation administration; before delivering the Project, clean the Site to meet the relevant requirements of Jiangsu Province Municipality concerning construction project; and undertake any loss and penalty caused by the Contractor's violation of relevant regulations.

	(9)	Other works shall be done by the Contractor, both parties shall specify in the Particular Articles.

	9.2	If the Contractor fails to perform the obligations as stated in Article 9.1, which causes loss to the Employer, the Contractor shall compensate the relevant losses of the Employer.

III.	The Construction Design and Project Period

10.	Progress Schedule

	10.1	The Contractor must present a detailed construction organization design and the progress schedule to the Engineers within time limit provided in the Particular Articles. The Engineers shall make confirmation or propose modification opinions within time limit provided in the Particular Articles, failure of which shall be deemed as the consents thereto.

	10.2	If the institute project in the group project is conducted by times, the Contractor shall construct the project according to the drawings presented by Employer and time of relevant documents, and the progress schedule made by institute project, the detail contents shall be specified in the Particular Articles.

	10.3	The Contractor shall organize the construction works in accordance with the process schedule confirmed by Engineers, and shall accept the inspection and supervision by the Engineers. The Contractor must submit improvement measurements as required by the Engineers if the actual work progress is not in accordance with the confirmed schedule, and shall execute the improvement measurements after approved by Engineers. The Contractor has no right to claim Additional Contract Price for the improvement measures if the inconsistency between actual schedule and planned schedule is attributable to the Contractor.

11.	Commencement and Commencement Deferral

11.1

The Contractor shall commence construction on the Commencement Date as agreed in the Agreement. If the Contractor cannot commence on time, the Contractor shall submit to the Engineers and the Employer's Representative requirement in writing for deferring the commencement with the necessary reasons not later than 7 days before the Commencement Date as set out in the Agreement. The Engineers shall response Contractor in writing within 48 hours after Engineers receive the application of commencement deferral. If the Engineers fails to response Contractor in writing within 48 hours after Engineers receive the application of commencement deferral, the it would be deemed as the approval of the commencement deferral, the Project Period can be extended accordingly. If the Engineers deny on the requirement on deferring the commencement or the Contractor fails to submit the requirement within the prescribed time limit, the Project Period cannot be extended.

11.2

If the commencement date agreed in the Agreement deferred due to the Employer’s reason, the Engineers shall notify the Contractor in writing to postpone the commencement date. The Employer shall indemnify the losses of Contractor arising out of commencement deferral, and extend the Project Period accordingly.

12.	Suspension of Construction

If the Engineer deems necessary, he may require the Contractor for project suspension in writing, and shall within48 hours thereafter, provide a written statement of opinion. The Contractor shall suspend the construction and properly protect the completed constructions according to the requirement of the Engineer. The Contractor can submit in writing an application for resuming the construction after he has implemented the instruction of the Engineer, and the Engineer shall reply to such application within 48 hours. The Contractor can resume the construction work, if the Engineer fails to provide the written statement of opinion within the above-mentioned time limit, or fails to reply within 48 hours after receiving the resuming application from the Contractor. If the suspension is due to reasons attributable to the Employer, the Employer shall assume the Additional Contract Price arising out thereof and the Project Period shall be extended accordingly; If the suspension is due to reasons attributable to the Contractor, the Expenses arising out there of shall be assumed by the Contractor and the Project Period shall not be extended.

13.	Delay in Project Period

	13.1	The Project Period can be postponed after confirmed by the Engineer if one or several of the following matters causes the delay:

	(1)	The Employer fails to provide the Drawings as agreed in the Particular Articles;

	(2)	The Employer fails to punctually make payment of the Contract Price, progress payment within time limit agreed by parties without any justifiable reasons, which renders that the Project cannot be continued normally;

	(3)	The Engineer fails to present instruction, approval required in the Contract, which renders that the Project cannot be continued normally

	(4)	The design is changed and the project loads are increased;

	(5)	The accumulated time for suspension of work arising out of power off, water off not due to Contractor’s action and gas off is over 8 hours within one week;

	(6)	Force Majeure;

	(7)	Other situations under which the Project Period shall be extended as agreed in the Particular Articles or approved by Engineer.

13.2

Within 14 days after the occurrence of the above situations in Article 13.1, the Contractor shall submit to the Engineer a deferral report regarding the content of the delay. After receiving the report, Engineer shall give confirmation within 14 days, if he fails to confirm or give the modification opinion, it would be deemed Engineer approval on the extending of the Project Period.

14.	Completion of the Project

	14.1	The Contractor shall complete the Project on the Completion Date as set out in the Agreement or the postponed date as agreed Engineers.

14.2

The Contractor shall undertake the liability for breach if he cannot complete the Project on the Completion Date as set out in the Agreement or the postponed date as agreed by the Engineers due to reasons attributable to himself.

14.3

During the construction, if the Employer requests to complete the Project ahead of the schedule, the Employer and the Contractor shall sign an early completion contract after negotiation, which will be as part of this Contract. The early completion contract shall include the Contractor's measures to ensure quality and safety of the Project and the conditions offered by the Employer for the early completion and Additional Contract Price required for the early completion.

IV.	Quality and Inspection

15.	Quality of the Project

	15.1	The quality of the Project shall meet the quality standards as set out in this Agreement. The quality standards shall in accordance with the national or industry quality inspection standards. If, due to reasons attributable to the Contractor, the Project fails to meet the quality standards as agreed upon, the Contractor shall undertake the liability for breach.

	15.2	If there is dispute on the quality of the Project between both Parties, the Project will be examined by the project quality examination institute approved by the Employer. The relevant Expenses and the loss entailed will be borne by the liable Party, and if both Parties are liable, will be shared respectively according to either Party's degree of liability.

16.	Examination and Rework

	16.1	The Contractor shall execute the construction in strict accordance with the standards and specifications, requirements of the Drawings and instructions made by the Engineers under this Contract, accept the Engineers' inspection and examination at any time and provide convenience for the Engineers' inspection and examination.

	16.2	Once the Engineer discovers the part of Project which fails to meet the requirements under the Contract and the agreed standard, he may require the Contractor to rework, and the Contractor shall rework according to the time as required by the Engineer until the requirements are met. The Contractor shall bear on his own the rework Expenses originating from failure to meet the requirements as agreed under the Contract and the Project Period shall not be extended.

	16.3	The inspection and examination work of Engineer shall not affect the normal construction of the Project. If the normal construction of the Project is affected, and the inspection and examination are not qualified, the expenditure of affection of the normal construction shall be borne by the Contractor. The Employer shall be liable for the payment of the Additional Project Price due to adverse affection of normal construction of the Project and extending the Project Period.

	16.4	The Employer shall be liable for the payment of Additional Project Price due to the wrong instruction of Engineer and other reasons can not be attributed to Contractor.

17.	Concealed Work and Intermediate Inspection

17.1

When the Project is ready to be concealed, or has reached the point for intermediate inspection stipulated in the Particular Articles, the Contractor shall conduct the self-examination, and then notify the Engineers in writing to inspect 48 hours before the concealing and the intermediate inspection. The Contractor's notice shall include the content, time and venue of the concealing and the intermediate inspection. The Contractor shall prepare the inspection record. Only after the inspection is passed and the Engineers signs on the record, can the Contractor proceed with the concealing and construction. If the inspection fails to be passed, the Contractor shall modify the Project within the time limit set forth by the Engineers and then put it into re-inspection.

17.2

Either Engineer shall send a notice for postponement to the Contractor in writing 24 hours before the inspection if he cannot carry out inspection on time, and the postponement cannot exceed 48 hours. If the Engineer fails to submit the postponement within above time limit and doesn’t conduct the inspection, the Contractor may organize the inspection by himself, the Engineer shall recognize the inspection record.

17.3

Upon the inspection of Engineer, if the project quality meets the standards, specifications and requirements of design drawings, after the 24 hours of inspection, if the Engineer fails to sign on the inspection record, it would be deemed that the inspection record has been signed by the Engineer, and the Contractor may proceed with the concealing and construction.

18.	Re-inspection

No matter whether the Engineers have conducted an inspection, whenever they request a re-inspection of the concealed part, the Contractor shall separate such part or dig holes as required, and re-conceal or repair such part after the re- inspection, If the inspection shows the construction satisfactory and the Contractor has performed the obligation of notification in accordance with the Contract, the Employer shall bear all the Additional Contract Price entailed therefrom and extend the Project Period accordingly. If the inspection shows the construction unsatisfactory, the Contractor shall bear all Expenses entailed therefrom, and the Project Period shall not be extended.

19.	Trial Run

	19.1	If it is agreed to execute the trial run, the scope of the trial run must be in strict compliance with the installment scope contracted by the Contractor.

19.2

When in the course of production equipment installation, a single machine is ready for trial run without any load, the Contractor shall organize a trial run, and shall notify the Engineer in writing of such trial run 48 hours in advance. The notice shall include the content, time and place of the trial run. The Contractor shall prepare the record of the trial run, and the Employer shall provide the necessary conditions for the trial run according to the Contractor's requirements. If the trial run meets the standards, the Employer's Representative shall sign on the record of the trial run.

19.3	If the Engineer fails to participate the trial run on time, he shall notify the Contractor the postponement requirement in writing 24 hours prior to the commencement of trial run, the postponement shall not be over 48 hours. If the If the Engineer fails to present such postponement requirement, he may not participate the trial run, and shall recognize the trial run records.

19.4	When in the course of production equipment any installation, the whole set of machines is ready for a trial run without load, the Employer shall organize a trial run and shall notify the Contractor in writing of such trial run 48 hours in advance. The notice shall include the content, time and place of the trial run, and the requirements to the Contractor. The Contractor shall make the preparations according to the requirements. If the trial run meets the standards, the two parties shall sign on the record of the trial run.

19.5	Liabilities of Either Party

(1)	If the trial run fails to meet the inspection requirements due to reason of the design, the Employer shall request the Designer to modify the design, and the Contractor shall re-install according to the modified design. The additional Expenses for design modification, demolition and re-installation shall be borne by the Employer, and the Project Period shall be postponed accordingly.

(2)	If the quality of the machine manufacturing causes the failure of trial run, the Party that purchased the machine shall be responsible to re-purchase or repair it, and the Contractor shall be responsible for the demolition and re- installation. If the machine is purchased by the Contractor, the Contractor shall bear the cost of repair or repurchase, demolition and re-installation, and the Project Period shall not be extended. If the machines is purchased by the Employer, the Employer shall bear the above-mentioned costs as Additional Contract Price and the Project Period will be postponed accordingly.

(3)	If the failure of trial run is due to the Contractor's construction, the Contractor shall re-install and conduct the trial run as request by the Engineer and bear all of the relevant Expenses for the reinstallation and the trial run, and the Project Period shall not be postponed.

(4)	Trial run expenditures except the part is included in the Contract Price and agreed in the Particular Articles, shall be borne by Employer.

(5)	If the Engineer fails to sign the trial run records when the trial run ended to be satisfactory, after 24 hours of the ending of trial run, it shall be deemed that the Engineer has recognized the trial run records, the Contractor can proceed with construction or handling completion works.

	19.6	The Employer shall be responsible for the inputting material trial run after the completion inspection of the Project, if the Employer requires to conduct the inputting material trial run before completion inspection or Contractor’s corporation, he shall obtain the Contractor’s approval and sign additional supplement agreement

V.	Safety Execution

20.	Safety and Safety Inspection

	20.1	The Contractor shall comply with the relevant regulations with regard to safety of construction and conduct the construction work in strict accordance with safety standards, accept the supervision and inspection conducted by industry safety inspection personnel according to laws at any time, and take necessary safety precautions to remove potential safety hazards. The Contractor shall assume liability for any accidents which occur due to lack of adequate safety precautions and the Expenses entailed therefrom.

	20.2	The Employer shall conduct safety education to on Site personnel, and be responsible for their safety. The Employer shall not require the Contractor to execute the Project under the violation of the safety management rules. The Employer shall undertake the liability for any accidents which occur due to Employer’s action and the Expenses entailed therefrom.

21.	Security

	21.1	Before the Contractor carries out construction work in the vicinity of power equipment, electricity circuits, underground pipelines, air-tight concussion-proof workshop, inflammable and explosive areas and busy streets, the Contractor shall submit safety protection measures to the Engineers, and carry out such measures after receiving the approval from the Engineers at Employer’s cost.

	21.2	Before the Constructor carries out blast operations, or conducts construction activities (including storage, transportation and use) in a radioactive or hazardous environment, or uses hazardous or erosive substances in construction work, it shall notify the Engineers in writing 14 days prior to such activities, propose corresponding safety measures, and implement such measures upon approval by the Engineers at Employer’s cost.

22.	Accidents handling

	22.1	In the event of any accident with grave casualty, the Contractor shall immediately report to the relevant governing authorities according to the relevant provisions, notify the Engineer within specified time after becoming aware of such accident, and properly deal with such accident according to the requirements of the relevant governing authorities simultaneously. The entailed Expenses shall be borne by the party liable for the accident.

	22.2	When the Employer and Contractor have the disputes on the accident liability, the liability shall be recognized by the governing authority.

VI.	Contract Price and Payment

23.	Contract Price and Adjustment

	23.1	The Contract Price of biding project shall be agreed in the Agreement by both parties according to the tender acceptance price in the notice of acceptance tender. The Contract Price of non-biding project, shall be agreed in the Agreement by both parties according to the project budget book.

	23.2	After the contract price agreed in the Agreement, any party may not change the contract price without other party’s permission. There are 3 methods to confirm the contract price, both parties may agree to adopt one of them in the Particular Articles.

	(1)	Fixed price contract. Both parties may agree the calculation method of risk scope and risk expenditures included in the contract price in the Particular Articles. If the contract price is in the risk scope, then it will not be adjusted. If the contract price is out of the risk scope, then it will be adjusted, the adjustment method shall be specified in the Particular Articles.

	(2)	Adjustable price contract. The contract price may be adjusted according to parties agreement, both parties agree the adjustment method in Particular Articles.

	(3)	Cost plus compensation contract. The contract price is compose of cost and compensation, both parties agree the calculation method of cost and compensation in Particular Articles.

	23.3	The adjustment elements of the contract price in the adjustable price contract shall include:

	(1)	The change of laws, administrative regulations and national policies affect the contract price;

	(2)	The price issued by Project Price Governing Authority is adjusted;

	(3)	The accumulated time for suspension of work due to power off, water off, gas off arising out of a reason which is not attribute to the Contractor within 1 week is over 8 hours;

	(4)	The other facts agreed by both parties.

23.4

The Contractor shall notify the Engineer the adjustment reason and amount in writing within 14 days after the occurrence of the facts in Article 23.3, the adjusted amount confirmed by the Engineer shall be deemed as the Contract Price, and be paid with the Project Price at the same time. If the Engineer fails to confirm or offer modification opinion within 14 days after he receives the notice, then would be deemed that the adjustment is approved the Engineer.

24.	The Project Payment in Advance

If the project payment in advance applied, both parties shall specify the time limit and amount of the payment which is made by Employer to Contractor in Particular Articles, the payment in advance will be deducted by Employer in turn according to the agreed time and percent. The payment in advance shall be made within 7 days prior to the Commencement Date as agreed. If Employer fails to make the payment in advance as agreed in the Particular Articles, the Contractor may notify the Employer to pay the payment in advance after 7 days of the agreed payment time, if the Employer still fails to made the payment after receiving the notice, the Contractor may cease the construction after 7 days of notice, the Employer shall pay the loan interest of the payable amount to the Contractor from the agreed payment time, and bear the liability of breach.

25.	Confirmation of the Project's Quantity

25.1

The Contractor shall present to the Engineers a report with respect to the completed quantity of the Project according to the time limit as agreed in the Particular Articles. The Engineers shall verify the quantity of the completed work according to the Drawings (hereinafter referred to as Quantity Verification) within 7 days after receipt of the report, and notify the Contractor within 24 hours; the Contractor shall provide convenience for Quantity Verification and assign staff to participate in Quantity Verification. If the Contractor does not participate in Quantity Verification after receiving the notice, the result of the Quantity Verification come into effect and be the basis of the payment of the Project Price.

25.2

If the Engineers fails to conduct the Quantity Verification within 7 days after receiving the Contractor's report, the quantity listed in the report will be deemed as approved and as the basis of the payment of the Project Price from the eighth day of receiving of report . The verification result will not come into effect if the Engineers does not notify the Contractor at the time as agreed upon which results in the Contractor's failure of participating in Quantity Verification.

	25.3	The Engineers shall not verify the quantity of the work which is beyond the scope of the Drawings and reworked due to reason attributes to the Contractor.

26.	Payment terms (Progress payment) of the Project Price

	26.1	The Employer shall pay the Project Price (Progress payment) within 14 days after confirmation of the Quantity Verification result. The Employer shall deduct the payment in advance from the Contractor within time limit as agreed and settle it with Project Price (Progress payment) at same time.

	26.2	The Contract Price adjusted in the Article 23 of the General Articles, the Contract Price modified in Article 31 and Additional Contract Price as agreed in other Articles shall be settled with Project Price (Progress payment) at the same time.

	26.3	The Employer fails to pay the Project Price (Progress payment) within the time limit, the Contractor shall notify the Employer to make the payment, if the Employer fails to make the payment after receiving the notice, the Employer may negotiate to the Contractor to sign an agreement for extending the payment time, the payment time may be extended upon the Contractor’s approval. The agreement shall explicitly state extended time of payment and the loan interest shall be paid after 15 days of the confirmation of Quantity Verification result.

	26.4	If the Employer fails to pay the Project Price (Progress payment) as agreed in the Contract, and the both parties fail to make an agreement on the extending the payment time, which render the construction can’t be proceed normally, the Contractor may cease the construction and the Employer shall bear the liability of breach.

VII.	The Supply of Materials and Equipments

27.	Materials and Equipments Supplied by Employer

	27.1	If the materials and equipments shall be supplied by the Employer, both parties shall specify a list of materials and equipment shall be supplied by the Employer as the attachment of the Contract (Schedule 2). The list shall include the types, specifications, sizes, quantity, unite price, quality levels, time and address of materials and equipments supplied by Employer.

	27.2	The Employer shall provide materials and equipments according to the list, and provide the products qualification certificate, the Employer shall be liable for the quality. The Employer shall notify the Contractor in writing 24 hours prior to arrival of the materials and equipments to clear the materials and equipments, the Contractor shall appoint his staff to clear the materials and equipment with Employer.

27.3	After the clearance conducted by Contractor’s staffs, the Contractor shall be liable for the safekeeping of the materials and equipment at Employer’s cost. The Contractor shall be liable for the damages or losses due to his action.

If the Employer fails to notify the Contractor on clearance, the Contractor shall not be liable for the safekeeping of the materials and equipments, and Employer shall be liable for the damages and losses.

27.4	The Employer shall bear liability, if the materials and equipments supplied by Employer do not comply with the list. The specific liability is borne by Employer shall be agreed in the Particular Articles by both parties according following situations:

(1)	The Employer shall be liable for making the difference if the unit price of materials and equipments are inconsistent with the list;

(2)	If the type, specification, size and quality level of the materials and equipments are inconsistent with the list, the Contractor may refuse to accept the safekeeping , and the Employer shall be liable for the expenses accordingly;

(3)	If the specification, size of the materials and equipments are inconsistent with the list, the Contractor may change or adjust them at Employer’s cost;

(4)	If the arrival address inconsistent with the list, the Employer shall be responsible for deliver materials and equipments to designated place in the list;

(5)	If the supply quantity is less than the quantity as agreed in the list, the Employer shall make the difference, if supply quantity is more than the quantity as agreed in the list, the Employer shall be liable for deliver the additional supplied materials and equipments out of the Site;

(6)	If the arrival time is earlier than the time as agreed in the list, the Employer shall bear the safekeeping expenses arising therefrom; if the arrival time is later than the time as agreed in the list, the Contractor shall be liable for the losses of Contractor arising out of the delay, if the Project Period is delayed, it shall be extended accordingly

27.5	Before the use of the materials and equipments, the Contractor shall be liable for the inspection or examination at Employer’s cost, if the materials and equipments are not satisfactory, they can’t be put into use.

	27.6	The settlement methods of materials and equipments supplied by Employer shall be agreed by both parties in Particular Articles.

28.	Materials and Equipments Purchased by Contractor

	28.1	The Contractor shall purchase materials and equipments according to the standards and requirements of design and as agreed in the Particular Articles, provide products qualification certificate, and shall be liable for the product quality. The Contractor shall notify the Engineer to clear the materials and equipments 24 hours prior to the arrival of products.

	28.2	If the materials and equipments purchased are not consistent with design standards, the Contractor shall deliver those materials and equipments out of the Site within the time limit required by the Engineer, and repurchase the qualified products, and bear the expenses accordingly, the delayed Project Period shall not be extended.

	28.3	Before the use of the materials and equipments, the Contractor shall be liable for the inspection or examination at Contractor’s cost, if the materials and equipments are not satisfactory, they can’t be put into use.

	28.4	If the Engineer finds the materials and equipments purchased and used by Contractor are not consistent with design and standards, the Contractor shall be liable for fixing, demolition or repurchasing at his cost, the delayed Project Period shall not be extended.

	28.5	The Contractor may use the alternative materials under the approval of the Engineer, the increased or deducted Contract Price arising from the use of the alternative materials shall be agreed in writing by both parties.

	28.6	The Employer shall not designate production factory or supplier which the Contractor shall purchase materials from.

VIII.	The Change of the Project

29.	Modification of the Design

	29.1	If the Employer needs to change the original design of the Project in the course of construction, the Employer shall give a 14-day prior written notice for such change to the Contractor. If the change exceeds the standards of the original design or exceeds the approved construction scale, the Employer shall submit the change to the planning authority and other relevant authorities for re-examination and re-approval, and the Designer shall provide corresponding drawings and explanations for such change. The Contractor shall carry out the following required changes in accordance with the change notice that is issued by the Engineer and as well as the relevant requirements.

	(1)	Change elevation, baselines, locations and dimension of the relevant parts of the Project;

	(2)	Increase/decrease the contracted quantity of the Project;

	(3)	Adjust the schedule or order of the construction work related to the Project;

	(4)	Other works in connection with the change of the Project.

The Employer should bear the increase or decrease of the Contract Price and the Contractor's losses incurred as a result of such changes, and the delayed Project Period will be extended accordingly.

29.2

The Contractor shall not change the original design and the schedule or order of the construction work of the Project during the execution of the Project. Any Expenses and the Employer's any losses incurred as a result of the Contractor's unauthorized change as the above shall be borne by the Contractor, and the delayed Project Period will not be extended.

29.3

Any rational proposal proposed by the Contractor during the execution of the Project shall be approved by the Engineers if it involves a change in the design drawing, the construction organization plan and the substitution of materials or equipment. If changes or substitutions are made without the approval of the Engineers, the Employer shall have the right to request corrections to be made by the Contractor according to the Contract. The Contractor shall be liable for the Expenses entailed therefrom and shall compensate the Employer for relevant losses, and the delayed Project Period shall not be extended.

If the Engineer agrees to adopt the rational proposal, the Employer and the Contractor shall agree to bear or share the expenses and beneficial respectively.

30.	Other Modifications

If the Employer requires any modification to the quality standard of the Project or other essential changes occur during the course of performing the Contract, the Parties shall negotiate an agreement on the modifications.

31.	Confirmation of Changes in the Contract Price

31.1

Within 14 days after the changes of the Project are decided, the Contractor shall provide a report on changing the Contract Price, and after confirmation by the Engineers and negotiation with the Employer, adjustment shall be made to the Contract Price. The Contract Price shall be adjusted according to following methods:

	(1)	If there is article applicable to the adjustment of the Project Price, Contract Price shall be adjusted according to the applicable article;

	(2)	If there is article similar to the article in respect of adjustment of the Project Price, Contract Price shall be adjusted refer to the article;

	(3)	If there is no applicable or similar article of adjustment of the Project Price, the Contractor may offer an reasonable adjusted price, the adjusted price may be executed upon the Engineer’s confirmation.

	31.2	If the Contractor fails to provide a report on changing the Contract Price to Engineer within 14 days after the changes of the Project are decided, it shall be deemed that the article doesn’t involve the change of Contract Price.

	31.3	Engineer shall confirm the report within 14 days after receiving the report on changing the Contract Price, if the Engineer fails to confirm on time without justified reason, the report on changing the Contract Price shall be deemed to be confirmed by the Engineer from the date after 14 days of receiving the report.

	31.4	If the Engineer doesn’t agree with the Contractor to change the Contract Price, the disagreement shall be settled according to Article 37.

	31.5	The Changed Contract Price confirmed by Engineer shall be deemed as the Additional Contract Price, and paid with the Project Price at the same time.

	31.6	The Contractor may not claim the Additional Contract Price, if the Project is changed due to Contractor.

IX.	Inspection for Completion and Settlement

32.	Inspection for Completion

	32.1	When the Project meets the conditions for the inspection for completion, the Contractor shall present the Employer the full set of materials on the Project's completion and the report for inspection for completion. The Contractor must provide as-built drawings according the requirements specified in the Particular Articles.

	32.2	The Employer shall organize with the relevant authorities the inspection within 28 days after he receives the report on inspection for completion, and shall grant approval or put forward suggestions on modifications within 14 days after the inspection. The Contractor shall make such required modifications and bear the relevant Expenses required for any modification necessitated by the Contractor.

32.3

If the Employer fails to organize the inspection within 28 days after he receives the report on inspection for completion, or fails to grant approval or put forward suggestions on modifications within 14 days after the inspection, the inspection report shall be deemed as recognized.\

32.4

If the inspection for completion is passed, the date that the Contractor delivers the inspection for completion report will be deemed as the actual Completion Date. If the inspection for completion is passed upon the amendment upon the Employer’s requirement, the date when the Employer submit Project for inspection upon the amendment shall be deemed as the actual Completion Date.

32.5

If the Employer fails to organize the inspection within 28 days after he receives the report on inspection for completion, he shall be liable for safekeeping and all accidental liabilities from the following day.

32.6

The scope and time of the intermediate completion of the project shall be specified in the Particular Articles by both parties, the inspection process shall be handled according to the Article 32.1 and Article 32.4.

	32.7	For special reason, the Employer requires the units or parts of the project completed by punch, the both parties shall sign a separated agreement to specify the obligations and payment term.

32.8

If the Project has not been inspected for completion or the inspection for completion is not passed, the Employer shall not use the Project; if the Employer insists on using the Project, the Employer shall bear quality liability and other liabilities.

33.	Settlement

33.1

The Contractor shall submit to the Employer a completion settlement report and a full set of settlement materials within 28 days after the report on inspection for completion is recognized by Employer, both parties shall adjust the contents and conduct the settlement according to the Contract Price as agreed in the Agreement and Particular Articles.

33.2

Within 28 days after receiving the completion settlement report and settlement materials submitted by the Contractor, the Employer shall exam them and grant approval or put forward modification opinions. When the completion settlement report is approved by the Employer, the Employer shall notify the bank to make the payment of the Contract Price to the Contractor in accordance with the payment schedule, the Contractor shall deliver the Project to Employer within 14 days after receiving the completion settlement payment.

33.3

If the Employer fails to pay the completion settlement payment within 28 days after he receives the completion settlement report and settlement materials, the Employer shall pay the Contractor the interest of unpaid Project Price at the bank loan rate at the same time from the following day, and shall be liable for the breach.

33.4

If the Employer fails to pay the completion settlement payment within 28 days after he receives the completion settlement report and settlement materials, the Contractor may require the Employer to pay the completion settlement payment. If the Employer fails to pay the completion settlement payment within 56 days after he receives the completion settlement report and settlement materials, the Contractor may negotiate with Employer to discount the Project Price, and the Contractor may apply to the people’s court to auction the Project according to law, and the Contractor has the priority right to claim of the discounted Project Price and auctioned price of the Project.

33.5

If the Contractor fails to submit the completion settlement report and settlement materials within 28 days after the report recognized by Employer, which render the project completion settlement can not be proceed normally or the project completion settlement can not be paid timely, the Contractor shall deliver the Project under the Employer’s requirement. If the Employer does not require to deliver the Project, the Contractor shall be liable for safekeeping.

	33.6	If there is dispute on project completion settlement payment between Contractor and Employer, the disputes shall be settled according to the Article 37.

34.	Quality Warranty

34.1

During the quality warranty period, the Contractor shall undertake the quality warranty responsibility for the Project delivered for the Employer's use in accordance with the laws, administrative regulations or relevant provisions of the State regarding project quality warranty.

34.2

Implementation of the quality warranty work. The Contractor shall sign a quality warranty letter with the Employer before the project completion inspection, which shall be one of the annexes to the Contract (Schedule 3).

	34.3	The main provisions of the quality warranty work include:

	(1)	Items and scope of the quality warranty;

	(2)	Quality warranty period;

	(3)	Liabilities of quality warranty;

	(4)	Payment of the quality warranty premium.

X.	Breach, Claim and Dispute

35.	Breach

	35.1	If any of the following occurs, the Employer breaches the Contract:

	(1)	The Employer ails to make the payment in advance as specified in Article 24 ;

	(2)	The Employer fails to make the Project Price according to the Contract, which render the construction can not be proceed normally as specified in Article 26.4;

	(3)	The Employer fails to make the project completion settlement payment without justified reason as specified in Article 33.3;

	(4)	Other cases that the Employer fails to perform his duties according to the Contract.

The Employer shall be liable for the breach, indemnify the economic losses of the Contractor due to the breach, and the delayed Project Period shall be extended. Both parties shall specify the calculation method of losses of Contractor the Employer shall be pay to or the damages that the Employer shall pay to in the Particular Articles.

	35.2	The Contractor breaches the Contract if any of the following occurs:

	(1)	As specified in Article14.2, the Project is unable to be completed on the Completion Date as agreed in the Agreement or the extended period as approved by the Engineer due to the reason attributable to the Contractor;

	(2)	As specified in Article 15.1, if the quality of the Project does not reach the quality standards as agreed in the Contract due to reasons attributable to the Contractor;

	(3)	Other cases that the Contractor fails to perform his duties according to the Contract.

The Contractor shall be liable for the breach, indemnify the economic losses of the Employer due to the breach,. Both parties shall specify the calculation method of losses of Employer the Contractor shall be pay to or the damages that the Contractor shall pay to in the Particular Articles.

	35.3	If one party breach the Contract, the other party may require the breach party to continue perform the Contract, the breach party shall continue to perform the Contract after the undertaking of the breach liability.

36.	Claim

36.1

Except otherwise agreed in writing by the Parties hereto, when one Party claims compensation from the other Party, it shall have justifiable reasons for such claim and valid evidence of the occurrence of the event results in such claim.

36.2

If the Employer fails to perform its obligations in the way as agreed on hereunder, or any mistakes or other things for which the Employer shall assume liability occur, resulting in any delay of the Project Period and/or the Contractor's failure to receive the Contract Price in a timely fashion or other economic losses of the Contractor, the Contractor may claim compensation from the Employer in writing according to the following procedure:

	(1)	Issue a notice with intent of Claim to the Engineers within 28 days after such event resulting in claim happens;

	(2)	Within 28 days after issuing the notice with intent of Claim, provide the Engineers with a report of Claim, requiring for extending the Project Period and/or compensating the economic losses, as well as related materials;

	(3)	The Engineers shall within 28 days after receiving the report of Claim and relevant materials, reply to the Claim or request the Contractor to provide further reason and evidence for the Claim;

	(4)	If the Engineer fails to reply to the Claim or request the Contractor to provide further reason and evidence for the claim within 28 days after receiving the report of Claim and relevant materials, then the claim shall be deemed recognized by the Engineer;

	(5)	During the progress of the claim, the Contractor shall issue a notice with intern of claim on phases basis to Employer, and deliver the claim materials and final claim report to the Engineer within 28 days after the settlement of the claim. The claim reply procedure is same as the procedure provided in (3), (4) of this article.

	36.3	If the Contractor fails to perform his obligations or makes mistakes, resulting in the Employer's economic losses, the Employer can claim the Contractor for compensation according to Article 36.2.

37.	Dispute

37.1

If a dispute between both Parties occurs during the performance of the Contract, they shall negotiate to settle such dispute or submit the disputes to relevant governing authority for mediation. In case of unwilling of negotiation or mediation, failure of negotiation or mediation, both Parties may settle such dispute in any of the following ways:

	(1)	Both parties make an agreement on arbitration, submit the dispute to agreed arbitration committee for arbitration;

	(2)	Initiating a lawsuit to the People's Court of competent jurisdiction.

	37.2	After the occurrence of a dispute, the Parties shall continue to perform the Contract, maintain the uninterrupted construction and protect the completed Project except that one of the following situations occurs:

	(1)	Any unilateral breach results in non feasibility of this Contract, or both Parties agree to stop the construction of the Project;

	(2)	It is required by the mediation for stopping the construction and accepted by both parties;

	(3)	It is required by the arbitration institute for stopping the construction;

	(4)	It is required by court for stopping the construction.

XI.	Miscellaneous

38.	Sub-Contractor

	38.1	The Contractor can only sub-contract part of the contracted Project according to Particular Articles, and shall enter into a sub-contract contract with the sub-contractor. The Contractor shall not sub-contract any part of the contracted Project without the Employer's approval.

	38.2	The Contractor shall not re-contract the whole constructed Project to others or divide the whole contracted project into parts and then re-contract them to third parties under the name of sub-contract.

	38.3	The subcontracts of the Project will not release the Contractor from any obligations or liabilities. The Contractor shall dispatch relevant management personnel in the site of subcontracting to ensure the performance of this Contract. The Contractor shall be jointly and severally liable for any damages to the Project or other losses to the Employer caused by any breach or negligence of sub-contractors.

	38.4	The contract price for sub-contracting project shall be settled by the Contractor and the sub-contractor. Without the consent from the Contractor, the Employer shall not pay any project cost and expenses in any form to the sub-contractor.

39.	Force Majeure

39.1

The Force Majeure includes explosion and fire explosion caused by war, riot, falling of flying objects or other reasons not attributable to the Employer or the Contractor, and agreed natural disasters (such as storm, snow, flood, earthquake and etc.).

39.2

Upon the occurrence of an event of Force Majeure, the Contractor shall immediately notify the Engineers and the Employer's Representative, and to the extent as possible as much, promptly take the measures to minimize the losses. The Employer shall provide assistance to the Contractor's measures. Within 48 hours after the event is over, the Contractor shall report to the Employer for the losses and casualties and the estimated Expenses for cleaning and repairing. If the event continues, the Contractor shall report to the Employer for the casualties every seven days and within 14 days after the event is over, the Contractor must provide the Engineers and the Employer's Representative with a final report on the Expenses for cleaning and repairing and the relevant materials.

39.3	The Expenses and the delayed Project Period caused by the Force Majeure events shall be afforded by the Parties respectively in accordance with the following methods:

(1)

The Employer shall afford the Expenses resulting from the damage to the Project itself, personal injury and property damages of third person and the damages to materials used for the construction and equipments prepared to be installed which are delivered to the Site;

(2)	Each Party shall be responsible for the personal injury of its own personnel and bear the relevant Expenses;

(3)	The Contractor shall bear the losses and damages to his own equipment and machinery and the work stoppage arising therefrom;

(4)

The Employer shall bear the Expenses of the necessary management and security personnel assigned by the Contractor to remain on the Site at request of the Engineers during the suspension of the Project;

(5)	The Employer shall bear the cost of cleaning and repairing of the Project;

(6)	The delayed Project Period shall be extended accordingly.

39.4 If the Force Majeure event happens after one Party delays performing the Contract, the late performing Party will not be released of the relevant liabilities.

40.	Insurance

40.1	Prior to the Commencement of this Construction, the Employer shall purchase insurance to cover the lives and properties of the its own and the third party’s on site working personnel at its own cost.

40.2	The Employer shall purchase the insurance to cover the material to be used and equipment to be installed, both of which will transport to the Construction Site, at its own cost.

40.3	The Employer can entrust the Contractor to conduct the insurance on behalf of the Employer at the Employer’s cost.

40.4

The Contractor must at its own cost, purchase the accident insurance for its employees who undertake the dangerous work, and the insurance to cover the lives and properties of its own on site working personnel and the equipment or device which will be utilized in the process of the Construction.

40.5	In the event that an accident occurred, the Employer and the Contractor shall the obligation to take necessary measure to prevent or decline the loss might be caused.

40.6	The detail content and related responsibility in connection with insurance will be specified in the Special Articles.

41.	Guarantee

	41.1	For the purpose of full performance of this Contract, the Employer and the Contractor shall mutually provide guarantee as following:

(1)	The Employer shall guarantee to fully perform this Contract and to pay the Construction Payment as set forth in this Contract and otherwise;

(2)	The Contractor shall guarantee to perform its obligations under this Contract.

	41.2	Once default incurred by one party, the other can claim against the third party who provide the guarantee to take corresponding responsibility.

41.3

The content, manner and corresponding responsibility in connection with the guarantee, except the articles under the Special Articles agreed between the parties, the guarantee and the guarantor shall execute guarantee contract as an appendix of this Contract.

42.	Patents and Special techniques

42.1

If the Employer requires to use the patents or special techniques, it shall be responsible to the application of this patents or special techniques, and borne the expense in terms of the application, test and utilization. If the Contractor proposes to employ patents or special techniques, permit from the Engineer is necessary and the Contractor shall conduct the application formality with respect of the patent or special techniques, and borne the expense in terms of such application.

42.2

If one party unauthorized uses the patent belonged to the third party which incurs the infringement of this patent, such party shall borne the corresponding liability in accordance with the laws and regulations.

43.	Relics and Underground Obstacles

43.1

If tumulus, ancient architectural ruins and other relics or fossils or other object which has value on the research of archeology and geology were found, the Contractor shall protect the site and issue a written notice to the Engineer within 4 hours, and then the Engineer shall report this matter to local relics management administration within 24 hours upon the receipt of the notice issued by the Contractor, while both the Employer and the Contractor will maintain and protect the site in a good manner as required by the relics management administration. The Employer will borne the expense caused under the foregoing situation and the extension of the Construction Period.

If the party conceal the discovery which lead to the destroy and devastation of the relics, such party shall borne the arising responsibility.

43.2

If any underground obstacles were found, which will adversely influence the Construction, the Contractor shall issue a written notice to the Engineer within 8 hours, at the meantime a scheme for dealing with such underground obstacles shall be proposed, and the Engineer will issue the opinion in connection with such scheme as to whether approve or revise it with in 24 hours upon the receipt of the notice and such scheme. The Employer will borne the expense caused under such situation and the extension of the Construction Period.

If the underground obstacles is belonged to any entity, the Employer shall request such entity to synergistically deal with such underground obstacles.

44.	Release of This Contract

	44.1	This Contract can be released after the negotiation between the parties.

44.2

Under the situation specified in the Article 26.4, with more than 56 days suspension of the Construction due to the Employer fail to pay the Construction Payment, the Contractor has the right to release this Contract.

44.3

Under the prohibited situation specified in the Article 38.2, which stipulated that the Contractor wholly subcontract the Construction to the third party, or separate this Construction to part and then subcontract such parts to other parties in the name of an employer. If such situation arise, the Employer has the right to release the Contract.

44.4	Under the following situation, both parties can release this Contract:

(1)	This Contract can not be performed due to the Force Majeure.

(2)	This Contract can not be performed due to the default of one party (including the suspension or delay of this Construction caused by the Employer).

44.5

If one party requires to release this Contract according to the Article 44.2, 44.3 or 44.4, such party shall issue a written notice to its counterparty for the purpose of releasing this Contract, and inform such counterparty such release 7 days prior to the issuance of the foregoing notice, and this Contract will be released upon the receipt of notice . If any dispute arises from such release, such dispute shall be resolved in accordance with Article 37 of General Articles.

44.6

Upon the release of this Contract, the Contractor shall protect and hand- over the completed construction, materials and equipments in a good manner, evacuate the Contractor’s personnel and uninstall its own equipment and device from the Construction Site per the Employer’s request. The Employer shall provide necessary condition for this evacuation and un-installment, pay the expense reasonable caused, and make the Construction Payment on a pro rata basis to the completed Construction as specified under the Contract. The materials and equipments which has already ordered shall be refunded or released by the party who ordered thereof, however the expense caused by material and equipment which can not be refunded or released shall be borne by the Employer, and any loss derived from untimely refunding or releasing shall be borne by the responsible party. Additionally, the default party shall indemnify the counterparty the loss caused by such release.

	44.7	The release of this Contract will not influence the settlement articles and clearance articles agreed by the parties.

45.	The Effectiveness and Termination of This Contract

	45.1	The parties agree the manner for effectuating the Contract.

45.2

Excluding the Article 34 under the General Articles, this Contract will be terminated immediately upon the full performance of this Contract by both parties, settlement of the Construction Payment since the completion of the Construction and handing-over the completed Construction by Contractor to the Employer.

	45.3	After the right and obligation of this Contract terminated, both parties shall comply with the good faith principle to perform the notice, assistance and confidentiality obligations.

46.	Counterparts of This Contract

	46.1	This Contract has two original counterparts which has the same validity and be held by the Employer and the Contractor, respectively.

	46.2	The duplicates of this Contract will be specified under the Special Articles in accordance with the requirement of both parties.

47.	Supplementary

After consistently negotiation, the parties can detail, supplement or modify this Contract under the Special Articles in accordance with related laws, regulations and the reality of the Construction.

Part III Particular Articles

I.	Definition and Contract

2.	Contract and Interpretation Priority

The Contract and interpretation priority: please refer to the General Articles

3.	Language and Applicable Law, Norm and Standard

	3.1	This Contract shall be written in Chinese.

	3.2	Applicable Law and Regulation

The following law and regulation shall be expressed clearly: the Article 3 in General Articles, the Contract Law of the PRC, the Construction Law of the PRC, and the Regulation on Quality Management of Construction Project of the PRC.

	3.3	Applicable Norm and Standard

The name of applicable norm and standard: Please refer to General Articles.

The date or time when the norm and standard provided by Employer: N/A

The agreement when no related norm and standard exists in the PRC: N/A

4.	Project Drawing

	4.1	The date when the Employer provide the Project Drawing to the Contractor and the amount of the Project Drawings provided: N/A

The confidentiality requirement regarding the Project Drawing proposed by the Employer: N/A

The requirement for using foreign Project Drawing and the related expense: N/A

II.	General Rights and Obligations of the Parties

5.	Engineer

	5.1	Engineer designated by supervisory unit

Name:	Title

The responsibility authorized by Employer:

The responsibility can be exercised upon the approval by Employer:

5.2	Engineer designated by Employer

Name: Zha Bin	Title On-site
Representative

Responsibility:

6.	If there is no supervision, the responsibility of the Engineer:

7.	Project Manager

Name: Lu Keniu	Title Project Manager

8.	Task of Employer

	8.1	The Employer shall complete the following task as per the time and requirement in light of the agreement the parties reached:

	(1)	The requirement and the time for completion which can satisfied the Construction Site with the Construction : Prior to the Construction;

	(2)	The time, place and supply requirement for connecting the Construction Site with the line for supplying water, electricity and telecommunication wire which is necessary to complete the Construction: Prior to the Construction;

	(3)	The time and requirement for connecting the Construction Site roadway with public road: Prior to the Construction;

	(4)	The time for providing the material in relation to the engineering geology and underground pipeline information of the Site;

	(5)	The time for completing the application all necessary certificates, approvals and permits to the Construction, and the name of these certificates: Employer will apply to Program Permit, and the construction conductor will apply to the Construction Permit, while the Employer will assist with the application;

	(6)	The requirement for delivering and examining the benchmark and Cartesian point of control: Prior to the Construction;

	(7)	The time for jointly examining the drawing and delivering the design: Prior to the Construction;

	(8)	Coordinate the work with respect to protection of the underground pipelines near the Site, the adjacent buildings and structures (including preserved culture relics ) and ancient and precious trees : N/A

	(9)	Other business that the parties agreed to be conducted by the Employer: N/A

	8.2	The Business Employer Entrusted to the Contractor: N/A

9.	Task of Contractor

	9.1	The Contractor shall complete the following task in light of the agreed time and requirement:

	(1)	The delivery time of the design which shall be completed by certain level designation qualified Contractor with a permitted business scope: N/A

	(2)	The time for completion of the program, plan and the statement, and the name thereof : It will be provided in reliance on the progress of the Construction.

	(3)	The duty and requirement for undertaking the safety guard and daytime lighting for the Construction: Please refer to General Provisions

	(4)	The requirement for providing office venue and housing and related facilities to the Employer: This can be satisfied.

	(5)	The formalities regarding the traffic, environmental hygiene and construction noise management of the Construction Site: This will be proceed accordingly.

	(6)	The special protection of the completed Construction and related fee to be born: N/A

	(7)	The requirement regarding the work with respect to protection of the underground pipelines near the Site, the adjacent buildings and structures (including preserved culture relics ) and ancient and precious trees, and the fee to be born: This will be proceed accordingly

	(8)	The requirement for the hygiene of the Construction Site: This will proceed accordingly.

	(9)	Other business that the parties agreed to be conducted by the Contractor: N/A

III.	Construction Organization Design and Project Period

10.	Progress Schedule

	10.1	The time for Contractor providing the construction organization design (Construction Program) and progress schedule: Prior to the Construction The Time confirmed by Engineer: Prior to the Construction

	10.2	The requirement regarding progress schedule in group project: N/A

13.	Deferral in Project Period

	13.1	The other situations regarding the deferral in the Project Period the parties agreed: Please refer to the General Articles

IV.	Quality and Inspection

17.	Concealed Work and Intermediate Inspection

	17.1	The part will be intermediate inspected according to the parties agreement: Base and major Construction.

19.	Trial Run

	19.1	The expense for trial run shall be born: N/A

V.	Safety Execution

The Construction will be executed in light of the Regulation on National Safety Management. If any accident happened or occurred, the Employer is not responsible to this accident.

VI.	Contract Price and Payment

23.	Contract Price and Adjustment

	23.1	This Contract Price will adopt the first of the following manner:

	(1)	Flat Price: the risk scope contained in this Contract Price:

Calculation of the expense related to the risk: N/A

Adjustment of the Contract Price outside the risk scope: N/A

	(2)	Adjustable Price: the adjustment of the Contract Price: N/A

	(3)	Cost add Commission: related agreement: N/A

	23.2	Other factor agreed by the Parties for adjusting the Contract Price: N/A

24.	Payment in Advance

The time of the Payment in advance and ratio that such payment in advance to the total payment: The Employer will pay in advance to the Contractor RMB40 million as the initial Construction Payment, which will be paid prior to the Construction.

The time for deducting the Construction Payment and the ratio: N/A

25.	Confirmation of the Quantity of the Construction

	25.1	The time for Contractor submitting report regarding the completed quantity of the Construction to the Engineer: This will be provided depend on the progress of the Construction.

26.	Payment Terms

The manner and time for making the Construction Payment:

The Employer will pay the Contractor RMB40 million prior to the Commencement of Construction.

The Employer will pay the Contractor another RMB40 million prior to the Commencement of second phase Construction.

The Employer will fully pay the Contractor the Construction Payment upon the completion of the Construction.

VII.	Supply of Material and Equipment

27.	Employer will supply the material and equipment

	27.4	If the material and equipment supplied by the Employer is different from the Material and Equipment Breakdowns (the “Breakdowns”), the Parties agreed that the Employer will responsible as following

	(1)	The price is different from the Breakdowns: N/A

	(2)	The type, norm, scale and quality level is different from the Breakdowns: N/A

	(3)	The Contractor may replace and exchange the material : N/A

	(4)	The delivery place is different from the Breakdowns: N/A

	(5)	The quantity is different from the Breakdowns: N/A

	(6)	The delivery time is different from the Breakdowns: N/A

	(7)	Settlement formula or method for the material and equipment supplied by the Employer

28.	Material and Equipment Purchased by the Contractor

	28.1	The agreement for purchasing material and equipment by contractor: Please refer to the General Articles

VIII.	Alteration of the Construction

If any alteration incurs the Construction will be calculated as per actual increment and decrement

IX.	Inspection for Completion and Settlement: Please refer to the General Articles

32.	Inspection for Completion

	32.1	The agreement that Contractor provides the completion drawing : N/A

	32.6	The scope for intermediate handing-over and the time of completion

X.	Default Claims and Dispute

35.	Default

35.1

The responsibilities regarding the default by Employer are as following:

The responsibility referred in the Article 24 under General Articles for the default by the Employer is : Please refer to the General Articles

The responsibility referred in the Article 26.4 under General Articles for the default by the Employer is Please refer to the General Articles

The responsibility referred in the Article 33.3 under General Articles for the default by the Employer is: Please refer to the General Articles

Other responsibilities regarding the default by the Employer agreed between the parties: Please refer to the General Articles

	35.2	The responsibilities regarding the default by Contractor are as following

The responsibility referred in the Article 14.2 under General Articles for the default by the Contractor is

The responsibility referred in the Article 15.1 under General Articles for the default by the Contractor is

Other responsibilities regarding the default by the Contractor agreed between the parties:
37.	Dispute

	37.1	Any disputes arose from the performance of this Contract shall be negotiated by the Parties, or if no resolution reached such dispute will be settled as the second manner of the following:

	(1)	Submitting this dispute to__________for arbitration

	(2)	Filing a proceeding in People Court

XI.	Miscellaneous

38.	Subcontract of the Construction

	38.1	The Employer agree that the Contractor subcontract certain part of this Construction, including : N/A

The subcontractor is : N/A

39.	Force Majeure

	39.1	The agreement the Parties made regarding the Force Majeure: Please refer to the General Articles

40.	Insurance

	40.6	The Parties agreed that the insurances for this Construction are as following:

	(1)	The Employer’s insurance coverage: N/A

The insurance coverage that the Employer entrusted the Contractor to conduct: N/A

	(2)	The Contractor’s insurance coverage: Accident injury insurance for constructor.

41.	Guarantee

	41.3	The Parties agreed that the guarantee is as following

	(1)	The Employer provide guarantee for the performance of this Contract in a manner of :N/A and the guarantee contract will be attached as an appendix of this Contract;

	(2)	The Contractor provide guarantee for the performance of this Contract in a manner of :N/A and the guarantee contract will be attached as an appendix of this Contract;

	(3)	Other Guarantee the Parties agreed : N/A

42.	Counterparts of This Contract

	42.1	The Parties agreed that this Contract has two original counterpart and four duplicate counterpart which all have the same validity.

47.	Supplementary Terms

	47.1	The partition wall in each floor more or less changed, and the Construction will be executed in accordance with changed Project Drawings, while no fee will be further charged.

	47.2	The installment of the water and electricity device will be executed as per the requirement of the Employer, while no fee will be further charged.

	47.3	The concealed project will be executed in light of the Project Drawing, and the relevant expense has already contained in the total Construction Payment, while no fee will be further charged.

47.4

The Contractor can not intermediately suspend the Construction with out proper reasons. Otherwise any deferral in the Project Period will arose from such suspension will be compensate 5% of the Construction Payment as default penalty to the Employer.

Schedule 1

The Breakdowns of Project Contracted by the Contractor

Name of the Project	Scale	Size (Square Meters )	Structure	Floors	Span	Content for installing the equipment	Construction Payment (¥)	Commencement Date	Completion Date
Hongri Industry Park		107,618.7	Frame work	Refer to the Drawing			118,380,570.00	31/10/2010	31/12/2012
Production Facility and Warehouse		42,656
Office Venue		7,295.5
Research and Development Center		9,496
Dormitory Building		46,038
Cafeteria		2,133.2

Schedule 2

Breakdowns of Material and Equipment Provided by the Employer

No	Type of the Material and Equipment	Scale	Unit	Quantity	Price	Quality Level	Supply Time	Delivery Place	Note

Schedule 3

Quality Warranty for Property Construction

Employer (Full Name): Hongri (Fujian) Sporting Goods Co., Ltd

Contractor (Full Name): Anqing Zhongfang Construction and Installment Project Co., Ltd

The Employer and the Contractor enter into this quality warranty letter (the “Quality Warranty”) with respect to the Hongri Industry Park after full negotiation and in accordance with the Construction Law of the PRC, Regulation on Quality Management of Constructing Project, and the Warranty Approach for the Quality of Housing Construction .

1. Scope and Content of Project Quality Warranty

Within the Quality Warranty period, the Contractor undertakes the obligation for this Project Quality Warranty, in accordance with the laws, regulations and bylaws and management rules and the agreement between the parties.

The scope of the Quality Warranty including the basic project of groundwork, major structure project, roofing project, washroom with requirement for waterproof, antiseep of the room and the outside wall, heating and cooling system, electricity wire and gas pipeline, road for drainage and feedwater piping, equipment installment and decoration project and other project agreed by the parties. The detail of this Quality Warranty are set forth as following:
__________________________________________________________________________________________________

2. Period for Quality Warranty

The parties agree, in light of the Regulation on Quality Management of Constructing Project, the following period for Quality Warranty (the “Period”):

1)	The Period for basic project of groundwork and the major structure project is the reasonable using term specified under the design documentations of this Project;

2)	The Period for roofing project, washroom with requirement for waterproof and antiseep of the room and the outside wall is 5 years

	3)	The Period for decoration project is 2 years

	4)	The Period for electricity wire and gas pipeline, road for drainage and feedwater piping and equipment installment is 2 years

	5)	The Period for heating and cooling system is N/A

	6)	The Period for road for drainage and feedwater piping and corresponding the public roadway of the community is N/A

	7)	The Period for others is N/A

The Period is calculated since the date when the Project satisfied with the inspection of the completion.

3.	The Responsibility of the Quality Warranty

	1)	If a matter is contained in the Scope and Content of the Quality Warranty, the Contractor shall designate certain individual to undertake the repair within 7 days upon the receipt of the notice for warranty. If the Contractor fail to perform this obligation in the specified period, the Employer can entrust the third party for repairing.

	2)	If any emergency incurs, which need immediate repair and maintenance, the Contractor shall immediately reach on site for emergency repairing upon be notified.

	3)	As to the quality problem which is involved with structure safety, in light of the Warranty Approach for the Quality of Housing Construction, , that shall be immediately reported to local administration who takes charge of the construction and safety measure shall be adopted,; and the original designer or the equivalent who has corresponding qualification shall carry out the repair scheme, while the Contractor undertake the repair and maintenance.

	4)	The Employer will inspect the repair and maintenance upon the completion thereof.

4.	The Expense for Warranty

The expense for warranty shall be born by the party who can be claimed for the quality default.

5.	Miscellaneous

Other matter in relation to this quality warranty is: N/A

This Quality Warranty will be collectively signed by the Employer and the Contractor prior to the completion of this Project and as the appendix of Construction Contract, with a effective term to the expiration of the Period.

The Employer	The Contractor
Legal Representative: Yan Keyan	Legal Representative
November 20th 2010